JOHN HANCOCK HEDGED EQUITY & INCOME FUND

SUBADVISORY AGREEMENT

AGREEMENT made this      day of May, 2011, between John Hancock Advisers, LLC, a Delaware limited liability company (the “Adviser”), and Wellington Management Company, LLP, a Massachusetts limited liability partnership (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as the investment subadviser to and, subject to the supervision of the Trustees of John Hancock Hedged Equity & Income Fund (the “Fund”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Fund, including an equity strategy (the “Equity Strategy”), a systematic option overlay strategy (the “Option Strategy”) and all other types of investments, each as described in the Fund’s registration statement. The Subadviser will be an independent contractor and will have no authority to act for or represent the Fund or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Fund and Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE FUND

a.	Subject always to the direction and control of the Trustees of the Fund, the Subadviser will manage the investments and determine the composition of the assets of the Fund. In fulfilling its obligations to manage the investments and reinvestments of the assets of the Fund’s portfolio, the Subadviser will:

i.	obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Fund’s portfolio or are under consideration for inclusion in the Fund’s portfolio;

ii.	formulate and implement a continuous investment program for the Fund relating to both the Equity Strategy and the Option Strategy (and other types of investments as described in the Fund’s registration statement) consistent with the investment objectives and related investment policies for the Fund as described in the Fund’s registration statement, as amended;

iii.	take whatever steps are necessary to implement these investment programs by the purchase and sale of securities and options, including the placing of orders for such purchases and sales, and by managing all cash in the Fund’s portfolio;

iv.

in connection with any purchase and sale of options for the Fund related to the implementation of the Option Strategy, the Subadviser will arrange for the transmission to the custodian for the Fund (the “Custodian”) on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Cedel, or other numbers that identify options to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Fund. The Subadviser will be responsible for managing required collateral levels in connection with the Option Strategy, including instructions to the Custodian to post collateral and to call for collateral from counterparties, as necessary. The Subadviser will provide reports with respect to its collateral management activities as agreed to by the Adviser and the Subadviser;

v.	regularly report to the Trustees of the Fund with respect to the implementation of the Equity Strategy and the Option Strategy; and

vi.	provide assistance with and make recommendations for the fair value of securities and options held by the Fund’s portfolio for which market quotations are not readily available or which may be identified for review from time to time by either the Fund or the Subadviser.

b.	The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value and fund accounting services).

c.	The Subadviser will select brokers and dealers to effect all transactions, subject to the following conditions: the Subadviser will place all orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Trustees and described in the Fund’s registration statement as amended. The Subadviser may pay a broker-dealer which provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its directors for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers.

d.	The Subadviser will maintain all accounts, books and records with respect to the services it provides to the Fund as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”) and Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the rules thereunder.

e.	The Subadviser shall vote proxies relating to the Fund’s investment securities in accordance with the Fund’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Fund and, subject to the Fund’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

3.	COMPENSATION OF SUBADVISER

For the services provided to the Fund, the Adviser will pay the Subadviser with respect to the Fund the compensation specified in Appendix A to this Agreement payable monthly in arrears on the last business day of each month. The fee will be appropriately prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties. The Adviser is solely responsible for the payment of fees to the Subadviser, and the Subadviser agrees to seek payment of its fees solely from the Adviser. The Fund shall have no liability for Subadviser’s fee hereunder.

4.	LIABILITY OF SUBADVISER

Neither the Subadviser nor any of its partners or employees shall be liable to the Adviser or Fund for any loss suffered by the Adviser or Fund resulting from its acts or omissions as Subadviser to the Fund, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its partners or employees.

5.	SUPPLEMENTAL ARRANGEMENTS

The Subadviser may enter into arrangements with other persons affiliated with the Subadviser to better enable it to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Subadviser.

6.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective on the date first indicated above, subject to the condition that the Fund’s Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Adviser or the Subadviser, and the holders of interests in the Fund, shall have approved this Agreement in the manner required by the Investment Company Act. Unless terminated as provided herein, this

Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (a) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Fund, and (b) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Fund, or by the vote of a majority of the outstanding voting securities of the Fund, on sixty days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days’ written notice to the Fund and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Fund terminates for any reason.

8.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.	the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.	the Subadviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund; and

c.	the managing general partner or controlling partner of the Subadviser or any of the portfolio managers of the Fund portfolio change.

9.	USE OF NAME

The Adviser will not use the Subadviser’s name in Fund literature without prior review and approval by the Subadviser, which will not be unreasonably withheld or delayed. The Subadviser agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Advisers, LLC,” “John Hancock Hedged Equity & Income Fund” or the names of any such entities affiliates without first obtaining the applicable entity’s express, written consent prior to the use of such name.

10.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Fund who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Fund vote to approve the amendment.

11.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties.

12.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

13.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Fund or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

14.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

15.	GOVERNING LAW

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of The Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

16.	LIMITATION OF LIABILITY

The Agreement and Declaration of Fund, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “John Hancock Hedged Equity & Income Fund” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Fund shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Fund, but only the assets belonging to the Fund shall be liable.

17.	CONFIDENTIALITY OF FUND PORTFOLIO HOLDINGS

The Subadviser agrees to treat the Fund portfolio holdings as confidential information in accordance with the Fund’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as such Policy may be amended from time to time, and to prohibit its employees from trading on any such confidential information.

The parties acknowledge and agree that during the term of this Agreement the parties may have access to information that is proprietary or confidential to both parties or their respective affiliates (“Confidential Information”). The parties agree that their respective officers and employees shall treat all such Confidential Information as confidential and proprietary and will not use or disclose Confidential Information for any purpose other than in connection with the exercise of their responsibilities under this Agreement, except in the following circumstances: (i) where any Confidential Information is made publicly available other than in breach of this Agreement; and (ii) where disclosure is required by law or requested by any governmental or regulatory authority that may have jurisdiction over either party, in which case such party shall request confidential treatment of such information whenever possible.

Furthermore, and notwithstanding anything in this Section to the contrary, the Subadviser may aggregate Fund data with similar data of other customers of the Subadviser (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

18.	CONSULTATION WITH SUBADVISERS TO OTHER FUND PORTFOLIOS

As required by Rule 17a- 10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

1.	other subadvisers to the Fund; and

2.	other subadvisers to a portfolio under common control with the Fund.

19.	COMPLIANCE

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination by the Securities and Exchange Commission and documentation describing the results of any such examination of the Subadviser if such results could have an adverse impact on Subadviser’s ability to provide the services contemplated herein to the Fund, (iii) documentation of any formal review of the Subadviser’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Fund including but not limited to any material violation of the Compliance Policies or of the Subadviser’s code of ethics. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Fund to comply with Rule 38a-1 under the Investment Company Act.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK ADVISERS, LLC

By:
Name:	Jeffrey H. Long
Title:	Chief Financial Officer

WELLINGTON MANAGEMENT COMPANY, LLP

By:
Name:	Pamela Dippel
Title:	Senior Vice President

APPENDIX A

Annual Investment Sub-Advisory Fee

The Adviser shall pay the Subadviser a fee, computed daily and payable monthly in arrears, at an annual rate of          of the Fund’s average gross assets. For these purposes, “gross assets” of the Fund means total assets of the Fund, including any form of investment leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility/commercial paper program or other forms of borrowings or the issuance debt securities), (ii) the issuance of preferred shares or other similar preference securities, and/or (iii) any other means.

A-1

John Hancock Financial Services

As of May 25, 2011

Wellington Management Company, LLP

280 Congress Street

Boston, MA 02210

John Hancock Advisers, LLC

601 Congress Street

Boston, MA 02210-2805

Re: Subadvisory Fee Waiver

Reference is made to the Subadvisory Agreement (the “Agreement”), dated as of May     , 2011, by and between John Hancock Advisers, LLC (the “Adviser”) and Wellington Management Company, LLP (“Wellington”) with respect to the management of the John Hancock Hedged Equity & Income Fund. Wellington hereby agrees to waive a portion of the sub-advisory fee rate payable to it under the Agreement in an amount equal to          of the Fund’s average gross assets (as defined in the Agreement) until May 25, 2012. Accordingly, effective as of May 25, 2011, the Adviser will pay Wellington at an annual rate of          of the Fund’s average gross assets until May 25, 2012 at which time this temporary fee waiver shall automatically terminate.

Adviser agrees that it will inform the Trustees of this temporary fee waiver. Adviser further acknowledges that it and the Fund shall be solely responsible for determining whether disclosure of the temporary fee waiver by Wellington Management to shareholders in the Fund’s prospectus, shareholder reports or other communications is required and, if so, the nature, form and extent of any such required or appropriate disclosure.

Please acknowledge agreement with this letter by signing two originals. Please return the signed originals to us. We will then forward you a fully executed original.

Sincerely,

Jeffrey H. Long
Chief Financial Officer

Accepted and agreed to:

Wellington Management Company, LLP

Pamela Dippel
Senior Vice President